Exhibit 99.1

BASELINE OIL & GAS CORP. ANNOUNCES DRILLING SUCCESS AND PROGRESS ON ITS 2008 CAPITAL PROGRAM

Houston, TX – May 22, 2008-Baseline Oil & Gas Corp. (OTC: BOGA.OB) (“Baseline”, or the “Company”) announced today the establishment of initial production from the first well drilled as part of its 2008 development program. The East Blessing #4 well was drilled in April to a depth just below 12000 feet and was subsequently completed and tested in May. This well is currently producing 2250 mcfpd and 120 bopd, with a flowing tubing pressure of 4200 psi. This is the first of 6 wells anticipated to be drilled by Baseline in Blessing field this year. The Company is currently drilling a second Blessing well, Southeast Blessing #3, and has reached a depth of 9000 feet en route to a planned vertical depth of approximately 12000 feet.

Blessing Field, south Texas

Baseline’s overall 2008 capital program is budgeted at $20 million. Of this total, the Company plans to spend $14 million in the Blessing field developing the multi-pay Frio formation. This will allow the drilling of 6 new wells and performing workovers on 6 existing wells. In addition to the drilling results noted above, Baseline completed 2 of the 6 planned workovers during the second quarter and these two wells are producing at a combined rate of 800 mcfpd.

Eliasville Field, north Texas

In North Texas, the Company is drilling the first development well of its 2008 program. Baseline drilled and completed 5 wells in the field at the end of 2007 and early 2008, increasing gross daily production to nearly 700 bopd, the highest production level seen in this field for a number of years. The Company initially expected to spend $4.0 million in this field during 2008, drilling 12 new wells and working over 10 wells. The Company now anticipates the drilling of up to 20 wells this year and increasing the capital budget for this field accordingly.

The Company has proceeded with the western expansion of waterflood operations at Eliasville field. Additional injection wells have been permitted and water injection has been initiated in several previously idle wells. The ongoing infill drilling program and waterflood expansion are expected to significantly increase both daily production and recoverable oil reserves in the field. Baseline also plans to implement an alkaline-surfactant-polymer pilot flood later in the year. The Company continues to foresee the creation of significant additional value in this field from the planned combination of continued infill drilling, waterflood expansion and ASP flood implementation.

New Albany Shale, southern Indiana

Baseline continues to work with its partners on the New Albany Shale property, planning to complete and test existing wells and install a gas gathering system. The Company does not expect to use all of its $2 million budget this year in Indiana and will redeploy part of the budget to the Eliasville field to fund additional drilling of oil wells, taking advantage of this very favorable oil price environment.

First Quarter Production

During the first quarter of 2008, Baseline’s gross daily production at Blessing field averaged just over 4.6 Mmcfpd and 240 bopd, while production at Eliasville field averaged just over 680 boepd. This resulted in average net daily production of just over 7.5 Mmcfepd during the first quarter (or 1257 boepd net). Oil production accounted for 54% of net daily production, while natural gas represented 46% of the total.

The impact of the 2008 capital program, in particular the East Blessing #4 and additional new wells, is expected to be seen in the second and subsequent quarters as new production from the drilling and workover programs are brought online. With the addition of the East Blessing #4 and workover wells, production at Blessing field is up 50% at the end of May.

The Company will continue to provide periodic updates on its drilling activities and production levels, as the results of Baseline’s capital program become known throughout 2008.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected results from drilling exploratory and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, that geological conditions in the reservoir may not result in commercial levels of oil and gas production, that changes in product prices could occur, and other risks may be realized as disclosed in Baseline’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Contact:

Baseline Oil & Gas Corp.

Patrick H. McGarey - Chief Financial Officer

(281) 591-6100

p.mcgarey@baselineoil.com

Piedmont IR, LLC

Investor Relations Contact:

Keith Fetter or Darren Bankston

678-455-3696

info@piedmontir.com